AMENDMENT AGREEMENT

          THIS AMENDMENT AGREEMENT (this "Agreement") is made and entered into as of the 17th day of October, 2003, by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Company"), and JAMES R. PAGANO (the "Employee").

STATEMENT OF PURPOSE

          The Company and the Employee are parties to (i) an Executive Employment Agreement dated as of January 1, 1999, and amended on February 16, 2001, November 12, 2001 and September 26, 2003 (the "Employment Agreement"), covering the terms and conditions of the Employee's employment with the Company and (ii) a Profit-Sharing Agreement (the "Profit-Sharing Agreement") covering the terms and conditions of the Employee's participation in the Cogentrix Profit-Sharing Plan. The Company and the Employee desire to further amend the Employment Agreement and the Profit-Sharing Agreement in certain respects, and this Agreement sets forth such amendments.

          NOW, THEREFORE, in consideration of the Statement of Purpose and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1.     Effectiveness of Agreement. This Agreement shall become effective upon, and only upon, (i) the "Closing" (as defined in that certain Share Purchase Agreement dated as of October 17, 2003, among GS Power Holdings, LLC, the Company and the Company's shareholders (as such agreement may be amended from time to time, the "Purchase Agreement")), (ii) the Employee's survival to the date of such Closing, and (iii) the execution and delivery by The Goldman Sachs Group, Inc. ("Goldman") to the Employee of an unconditional guarantee of the Company's obligations under this Agreement in the form attached hereto as Exhibit A.

          This Agreement shall supersede and replace in its entirety, (i) paragraphs 1(b) and 2 of the Amendment to the Employment Agreement dated as of November 12, 2001 and (ii) the Amendment to the Employment Agreement dated as of September 26, 2003.

          2.     Payment to the Employee In Lieu of Certain Payments Under the Employment Agreement and the Profit-Sharing Agreement. Upon the first to occur of (i) the Employee's death after the date this Agreement becomes effective or (ii) January 5, 2005 (in either case, the "Payment Date"), the Company shall immediately pay to the Employee (or in the event of the Employee's death prior to January 5, 2005, the Company shall pay to the Employee's estate within 3 business days after the delivery to the Company of a certified copy of the Employee's death certificate and a certified copy of letters testamentary evidencing the authority of the representative of the Employee's estate to act on behalf of the Employee's estate) by wire transfer of immediately available funds to an account maintained at a commercial bank located in the United States and designated by the Employee (or the representative of the Employee's estate) the amount of $6,467,135.62. Such payment shall be in consideration of the Employee's waiver of any amount that may otherwise be due to the Employee under Section 4.a. or 5.a of the Employment Agreement and Paragraph 2. of Section III. of the Profit-Sharing Agreement and shall fully discharge the Company from any liability under such provisions of the Employment Agreement and the Profit-Sharing Agreement.

          The payment made to the Employee pursuant to this paragraph 2 shall not relieve the Company of any obligation to timely pay or provide to the Employee any amounts or benefits required to be paid or provided or which the Employee is eligible to receive under Section 5.b. of the Employment Agreement, as amended, or any plan, program, policy, practice, contract or agreement of the Company, prior to or as a consequence of the Employee's termination of employment, including without limitation, any amounts due and payable to the Employee under the Company's Incentive Bonus Plan and the Annual Distributions (as defined in the Profit-Sharing Agreement) and the Employment Termination (as defined in the Profit-Sharing Agreement) distribution (but not the severance benefit which is included in the amount described above) under the Profit-Sharing Agreement, and the Employee's entitlement to all such amounts or benefits are independent of and incremental to the payment due to the Employee pursuant to this paragraph 2.

          3.     Nonsolicitation. During the period from the date this Agreement becomes effective through the Payment Date, the Employee shall not solicit the employment or services of, hire, or retain any person who is known by the Employee to be then employed by the Company or any of its affiliates.

          4.     Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation; provided, however, in no event shall any such withholding be made prior to the date the amount is actually paid to the Employee.

          5.     Continued Effectiveness of Employment Agreement and Incentive Compensation Plans and Policies. Except as expressly amended hereby, the Employment Agreement and the Profit-Sharing Agreement, each as heretofore amended, and any other incentive compensation plans and policies of the Company shall continue in full force and effect in accordance with their respective terms and conditions.

          6.     Payment Obligations. The obligations of the Company to make the payment described in paragraph 2 shall be subject solely to the Employee's continued compliance with the nonsolicitation provisions set forth in paragraph 3 hereunder, but shall otherwise be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its affiliates may have against the Employee. The Employee shall not be required to mitigate the amount of the payment described in paragraph 2 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Employee as the result of employment by another company, by the Employee's retirement benefits or otherwise.

          7.     Expenses of Enforcement. In the event the Company fails to make the payment described in paragraph 2 by the Payment Date and the Employee retains counsel to enforce the Company's payment obligation under this Agreement (whether or not legal action is commenced by the Employee), the Company shall reimburse the Employee for all fees and expenses (including fees and expenses of legal counsel) incurred by the Employee to enforce the Company's obligations under this Agreement. In addition, the Company shall pay interest on the payment described in paragraph 2 from the Payment Date through the date the payment is made at an annual rate of interest equal to the "prime rate" published in The Wall Street Journal plus three percent (3%) per annum.

          8.     Automatic Transfer and Assumption of the Company's Obligations. In the event (i) the Company sells all or substantially all of its business or assets to any person or entity that is not a member of the controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code of 1986) that includes Goldman or (ii) the Company ceases to be member of such controlled group for any reason, then in either of such events, the Company's obligations under this Agreement shall be automatically transferred to and assumed by Goldman without any further action by the Company, the Employee or Goldman.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COGENTRIX ENERGY, INC.

By:       /s/  James E. Lewis
                  James E. Lewis,
                  Chief Executive Officer

             /s/  James R. Pagano
                  James R. Pagano